Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
First Quarter 2012 Results

First quarter 2012 operating earnings per diluted share were $1.45. Net income from continuing operations attributable to Ameriprise Financial per diluted share was $1.06.

Regular quarterly dividend raised 25 percent to $0.35 per common share

MINNEAPOLIS — April 23, 2012 — Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2012  operating earnings of $335 million, or $1.45 per diluted share, compared to $344 million, or $1.33 per diluted share, a year ago. Net income from continuing operations attributable to Ameriprise Financial for the first quarter of 2012 was $245 million, or $1.06 per diluted share, compared to $312 million, or $1.21 per diluted share, a year ago.

First quarter 2012 operating net revenues increased 1 percent from a year ago as growth in asset-based fees from retail client net inflows and market appreciation was largely offset by a decline in net investment income from low interest rates. Operating earnings declined 3 percent from a year ago reflecting a higher tax rate as well as the negative impact of low interest rates.

The company has a strong financial foundation and continues to generate free cash flow. During the quarter, the company returned $364 million to shareholders through share repurchases and dividends, which represented nearly 110 percent of first quarter 2012 operating earnings.

The company also announced a 25 percent, or $0.07 per share, increase to its regular quarterly dividend. Over the past 12 months, the company has declared three quarterly dividend increases, which in total increased the regular quarterly dividend by 94 percent. The company remains in a strong excess capital position.

Operating return on shareholders’ equity excluding accumulated other comprehensive income was 16.0 percent for the 12 months ended March 31, 2012, compared to 14.9 percent a year ago.

“We had a solid quarter, generating good earnings and fee-based business growth, which helped to offset the negative interest rate environment,” said Jim Cracchiolo, chairman and chief executive officer. “Our results reflect the benefits of our diversified business model and the strength of our balance sheet.”

“While client investment activity improved during the quarter, clients continued to increase cash balances and remained cautious about the slow pace of the economic recovery. We’re making good progress on our key priorities, including enhancing our brand awareness, growing advisor productivity, attracting more experienced advisors to Ameriprise and expanding our core client base.

“The strong free cash we’re generating gives us the platform to maintain growth investments while continuing to repurchase our shares and increase our dividend significantly. In fact, over the past year we’ve nearly doubled our quarterly dividend, demonstrating our ability to both deliver solid results and a strong return to shareholders. In this fragile economic environment, our business remains strong and diversified.

First Quarter 2012 Summary

Ameriprise Financial, Inc.

First Quarter Summary

	Quarter Ended		Per Diluted Share Quarter Ended
(in millions, except per share amounts, unaudited)	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net income from continuing operations attributable to Ameriprise Financial	$245	$312	$1.06	$1.21
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	74	14	0.32	0.05
Add: Integration charges, net of tax(1)	15	19	0.06	0.07
Less: Net realized gains (losses), net of tax(1)	(1)	1	(0.01)	—
Operating earnings	$335	$344	$1.45	$1.33
Weighted average common shares outstanding:
Basic	227.3	251.6
Diluted	231.7	257.7

(1)   Calculated using the statutory tax rate of 35%.

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed living benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; and income or loss from discontinued operations.

First quarter 2012 operating earnings included a $17 million net after-tax benefit from the market impact on insurance and annuity DAC and DSIC, compared to a $7 million benefit a year ago. In addition, Annuities segment earnings included a $13 million after-tax benefit from model updates and enhancements, compared to a $3 million after-tax benefit in the first quarter of 2011.

First Quarter 2012 Highlights

•                  Total assets under management and administration were $675 billion at March 31, 2012, up 1 percent from a year ago and up 7 percent sequentially, driven by retail client net inflows and market appreciation.

•                  Wrap assets under management increased 10 percent to $113 billion, primarily driven by strong wrap net inflows over the past year. Wrap net inflows were $2.9 billion in the quarter, the highest level since the second quarter of 2007.

•                  The first quarter of 2012 represented the fourth consecutive quarter of an increased advisor count, with 117 experienced advisors joining Ameriprise. Compared to a year ago, the number of advisors grew 1 percent to 9,744, reflecting strong advisor retention and experienced advisor recruiting.

•                  Operating net revenue per advisor was $98,000 for the quarter, up 3 percent from a year ago and up 5 percent sequentially.

•                 The company continued to make steady progress transitioning its advisors to a new brokerage platform.  All employee advisors and more than 1,000 franchise advisors have converted to the new platform. The company is on track to transition remaining advisors by the end of 2012.

•                  Columbia Management and Threadneedle generated strong equity and fixed income investment performance in the quarter, further strengthening longer-term investment track records. At March 31, 2012, the company had 116 four- and five-star Morningstar-rated funds, including 56 Columbia funds and 60 Threadneedle funds.

•                  Asset Management experienced net outflows of $4.6 billion in the quarter, largely driven by net outflows in former parent portfolios. Columbia Management demonstrated strong underlying improvement in retail flows and Threadneedle generated strong retail inflows.

•                  RiverSource Annuities announced the launch of a new living benefit rider during the second quarter of 2012.

•                  RiverSource Life continued to generate strong sales of its recently launched indexed universal life insurance product.

•                  Ameriprise Auto & Home had a solid quarter. Compared to a year ago, policies in force grew by 7 percent and profitability returned to historic levels.

•                  The company continues to invest in its brand. During the quarter, the company’s advertising campaign was recognized with an ARF David Ogilvy Gold Award for excellence in advertising research.

•                  The company released its Money Across Generations IISM research study, which offers an in-depth look across three generations of Americans — baby boomers, their adult children and their aging parents — to reveal how the changing financial needs and attitudes of each generation have altered their relationship with money and with each other.

Balance Sheet Summary as of March 31, 2012

Excess capital position and prudent capital management

•                  Cash and cash equivalents were $2.3 billion, with $0.8 billion at the holding company and $0.7 billion in free cash.

•                  The company’s financial strength and business mix generates significant free cash flow and ability to return capital to shareholders.

•                  Excess capital remained above $2.0 billion after the return of $364 million to shareholders during the quarter through share repurchases and dividends, which represented nearly 110 percent of first quarter 2012 operating earnings.

•                  The company announced a 25 percent, or $0.07 per share, increase to its regular quarterly dividend. The $0.35 per share dividend is payable on May 18, 2012 to shareholders of record at the close of business on May 4, 2012.

•                  The company repurchased 5.4 million shares of its common stock in the first quarter of 2012 for $300 million.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was approximately 525 percent.

High-quality investment portfolio

•                  The total investment portfolio, including cash and cash equivalents, was $41.4 billion and remains well positioned. The company’s balance sheet has no holdings of sovereign debt in financially troubled European countries. There were $6 million of impairments in the quarter entirely in residential mortgage-backed securities.

•                 The company’s available-for-sale portfolio ended the quarter with $2.2 billion in net unrealized gains.

•                  Detailed information about the company’s investment portfolio is available at ir.ameriprise.com.

Taxes

The operating effective tax rate was 26.5 percent for the first quarter of 2012, compared to 24.1 percent in the first quarter of 2011. The operating effective tax rate for full year 2012 is expected to be in the 26 to 28 percent range.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Results

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011%
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	Better/ (Worse)
Advice & Wealth Management
Net revenues	$950	$(4)	$954	$914	$1	$913	4%
Expenses	860	—	860	814	—	814	(6)
Pretax income	$90	$(4)	$94	$100	$1	$99	(5)

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011	% Change
Retail client assets (billions)	$334	$315	6%
Mutual fund wrap net flows (billions)	$2.9	$2.8	5%
Operating net revenue per branded advisor (thousands)	$98	$95	3%

(1)  Includes net realized gains/losses.

Advice & Wealth Management first quarter 2012 pretax operating earnings declined 5 percent from a year ago to $94 million. First quarter 2012 earnings reflected an approximately $11 million negative impact from low interest rates as well as increased spending on growth initiatives that were largely offset by higher asset-based fees due to retail client net inflows and market appreciation.

Operating net revenues increased 4 percent as advisor business growth was partially offset by the impact of lower asset earnings rates on cash products. Total retail client assets grew 6 percent to $334 billion, including $2.9 billion in wrap net inflows and $1.4 billion of higher cash balances in the quarter. Operating net revenue per advisor was $98,000 in the quarter, a 3 percent increase compared to a year ago and up 5 percent sequentially, reflecting the impact of market appreciation and business growth from recently recruited and legacy advisors.

Operating expenses increased 6 percent, primarily from business growth and investments. The company continues to invest in its brand, recruit experienced advisors and transition advisors to a new brokerage technology platform — a multi-year project that the company expects to complete later this year.

First quarter 2012 pretax operating margin was 9.9 percent compared to 10.8 percent a year ago, reflecting the impact of low interest rates and growth investments. On a sequential basis, pretax operating margin improved from 9.2 percent to 9.9 percent.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011%
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	Better/ (Worse)
Asset Management
Net revenues	$711	$—	$711	$737	$—	$737	(4)%
Expenses	603	23	580	630	29	601	3
Pretax income	$108	$(23)	$131	$107	$(29)	$136	(4)
Items included in operating earnings:
Threadneedle FSA regulatory levy			$2			$(5)	NM
Threadneedle compensation program			$2			$(5)	NM

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011	% Change
Total segment AUM(2) (billions)	$463	$465	(1)%
Columbia Management AUM	$344	$363	(5)%
Threadneedle AUM	$123	$107	16%
Flows(2) (billions)	$(4.6)	$(5.2)	11%
Columbia Management net flows	$(5.1)	$(2.3)	NM
Threadneedle net flows	$0.3	$(3.0)	NM

(1)   Includes integration/restructuring charges.

(2)   Subadvisory eliminations between Columbia and Threadneedle are included in the company’s First Quarter 2012 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings declined $5 million from a year ago to $131 million. First quarter 2012 earnings reflected a year-over-year decline in assets under management, partially offset by continued expense controls.

Operating net revenues declined 4 percent to $711 million, primarily driven by the year-over-year impact of lower average assets due to net outflows, partially offset by market appreciation.

Operating expenses improved 3 percent to $580 million in the quarter. Expenses remained well controlled and reflected the company’s focus on re-engineering to fund investments in the business.

Adjusted net pretax operating margin was 33.3 percent for the first quarter of 2012, compared to 33.6 percent a year ago. Adjusted net pretax operating margin increased 1.9 percentage points compared to the fourth quarter of 2011.

Total segment assets under management declined 1 percent from a year ago to $463 billion, reflecting net outflows, partially offset by market appreciation. On a sequential basis, assets under management increased 6 percent driven by market appreciation.

Asset Management experienced net outflows of $4.6 billion in the quarter, largely driven by net outflows in former parent company portfolios. Columbia Management demonstrated strong underlying improvement in retail flows and Threadneedle generated strong retail inflows.

•                 Threadneedle generated more than $1 billion in retail net inflows and Columbia Management retail net outflows of $2.9 billion in the quarter included $2.3 billion of previously disclosed former parent net outflows.  Retail trends at Columbia showed significant improvement—fixed income funds were in net inflows and underlying equity funds showed strong momentum when considering net outflows from former parent portfolios, third-party subadvised funds and a planned portfolio manager retirement.

•                  In the institutional business, Columbia experienced $1.9 billion of net outflows and Threadneedle net outflows included $0.8 billion of net outflows from the continued run-off of low-margin, long-standing insurance assets.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011%
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	Better/ (Worse)
Annuities
Net revenues	$629	$1	$628	$640	$(3)	$643	(2)%
Expenses	552	113	439	492	21	471	7
Pretax income	$77	$(112)	$189	$148	$(24)	$172	10
Variable annuity pretax income			$133			$99	34%
Fixed annuity pretax income			$56			$73	(23)%
Items included in operating earnings:
Market impact on DAC and DSIC benefit			$24			$10	NM
Model updates and enhancements			$20			$4	NM

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011	% Change
Variable annuity ending account balances (billions)	$67.0	$64.7	3%
Variable annuity net flows (millions)	$86	$104	(17)%
Fixed annuity ending account balances (billions)	$14.1	$14.3	(1)%
Fixed annuity net flows (millions)	$(187)	$(248)	25%

(1)    Includes net realized gains/losses and market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization.

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings increased 10 percent to $189 million, primarily from growth in variable annuity earnings, partially offset by a decline in investment income reflecting dividends paid to the holding company in 2011 and low interest rates impacting both the variable and fixed businesses. Variable annuity earnings were $133 million compared with $99 million a year ago. Variable annuity earnings in the quarter included a $44 million benefit from the market impact on DAC and DSIC as well as model updates and enhancements, compared to a net benefit of $14 million from these items a year ago. Fixed annuity earnings declined $17 million to $56 million, primarily from the continued low interest rate environment and lower account balances.

Operating net revenues declined 2 percent to $628 million, primarily from a decline in net investment income reflecting low interest rates and dividends paid to the holding company in 2011.

Operating expenses improved 7 percent to $439 million, reflecting lower interest credited expenses and favorable market impacts on benefits, claims, losses and settlement expenses and amortization of DAC.

RiverSource variable annuity balances increased 3 percent compared to a year ago to $67 billion, primarily due to market appreciation. Variable annuity net inflows in the Ameriprise channel declined 3 percent from a year ago to $333 million as the company raised rider fees during the quarter and announced a new product launch in the second quarter of 2012. RiverSource fixed annuity balances declined 1 percent to $14 billion due to net outflows resulting from low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011%
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	Better/ (Worse)
Protection
Net revenues	$522	$—	$522	$517	$1	$516	1%
Expenses	415	—	415	405	—	405	(2)
Pretax income	$107	$—	$107	$112	$1	$111	(4)
Items included in operating earnings:
Market impact on DAC benefit			$2			$1	100%

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011	% Change
Life insurance in force (billions)	$191	$192	—%
VUL/UL ending account balances (billions)	$9.7	$9.7	—%
Auto & home policies in force (thousands)	708	664	7%

(1)   Includes net realized gains.

Protection pretax operating earnings declined 4 percent to $107 million, as the improvement in auto and home results to historical levels was offset by a decline in the long term care portion of life and health earnings and lower investment income reflecting dividends paid to the holding company in 2011.

Operating net revenues increased 1 percent to $522 million as auto and home premium growth was largely offset by a decline in life and health revenues resulting from a modest decline in life insurance in force and lower investment income reflecting dividends paid to the holding company in 2011.  Operating expenses increased 2 percent to $415 million, primarily driven by increased new business volume in auto and home and higher long term care claims.

Life insurance in force remained essentially unchanged at $191 billion, and Auto & Home continued to grow its policy count, up 7 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011%
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	Better/ (Worse)
Corporate & Other
Net revenues	$71	$63	$8	$43	$49	$(6)	NM
Expenses	131	58	73	124	65	59	(24)%
Pretax loss	$(60)	$5	$(65)	$(81)	$(16)	$(65)	—

(1)   Includes revenues and expenses of the consolidated investment entities and net realized gains.

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $65 million for the quarter, unchanged compared to a year ago. The first quarter of 2012 included higher enterprise-wide investments.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FSA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  statements in this news release regarding the company’s investment in a new brokerage platform and the expectation that all advisors will have transitioned to the new platform by the end of 2012;

•                  the statement in this news release that the company intends to launch a living benefit rider during the second quarter of 2012;

•                  the statement of belief in this news release that the company expects its full-year 2012 operating effective tax rate to be in the 26 to 28 percent range;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  capital and credit market conditions including the availability and cost of capital;

•                  changes in and adoption of relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                 the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. For information about Ameriprise Financial entities, please refer to the First Quarter 2012 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Revenues
Management and financial advice fees	$1,132	$(10)	$1,142	$1,137	$(10)	$1,147	—%
Distribution fees	402	—	402	397	—	397	1
Net investment income	531	59	472	515	28	487	(3)
Premiums	301	—	301	292	—	292	3
Other revenues	206	1	205	204	20	184	11
Total revenues	2,572	50	2,522	2,545	38	2,507	1
Banking and deposit interest expense	11	—	11	13	—	13	(15)
Total net revenues	2,561	50	2,511	2,532	38	2,494	1
Expenses
Distribution expenses	666	—	666	634	—	634	5
Interest credited to fixed accounts	206	—	206	208	—	208	(1)
Benefits, claims, losses and settlement expenses	492	149	343	383	27	356	(4)
Amortization of deferred acquisition costs	31	(36)	67	75	(6)	81	(17)
Interest and debt expense	69	46	23	75	50	25	(8)
General and administrative expense	775	25	750	771	34	737	2
Total expenses	2,239	184	2,055	2,146	105	2,041	1
Income from continuing operations before income tax provision	322	(134)	456	386	(67)	453	1
Income tax provision	73	(48)	121	92	(17)	109	11
Income from continuing operations	249	(86)	335	294	(50)	344	(3)
Loss from discontinued operations, net of tax	(1)	(1)	—	(71)	(71)	—	—
Net income	248	(87)	335	223	(121)	344	(3)
Less: Net income (loss) attributable to noncontrolling interests	4	4	—	(18)	(18)	—	—
Net income attributable to Ameriprise Financial	$244	$(91)	$335	$241	$(103)	$344	(3)%

(1)   Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense; revenues and expenses of the consolidated investment entities; net realized gains/losses; the market impact on variable annuity guaranteed living benefits net of hedges and related DSIC and DAC amortization; integration/restructuring charges; and income/loss from discontinued operations. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

Ameriprise Financial, Inc.

Reconciliation Table: Net Income from Continuing

Operations Attributable to Ameriprise Financial

	Quarter Ended		Per Diluted Share Quarter Ended
(in millions, except per share amounts, unaudited)	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net income attributable to Ameriprise Financial	$244	$241	$1.05	$0.94
Less: Loss from discontinued operations, net of tax	(1)	(71)	(0.01)	(0.27)
Net income from continuing operations attributable to Ameriprise Financial	245	312	1.06	1.21
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	74	14	0.32	0.05
Add: Integration charges, net of tax(1)	15	19	0.06	0.07
Less: Net realized gains (losses), net of tax(1)	(1)	1	(0.01)	—
Operating earnings	$335	$344	$1.45	$1.33
Weighted average common shares outstanding:
Basic	227.3	251.6
Diluted	231.7	257.7

(1)  Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2012
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$322	$456
Less: Pretax income attributable to noncontrolling interests	4	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$318	$456
Income tax provision from continuing operations	$73	$121
Effective tax rate	22.6%	26.5%
Effective tax rate excluding noncontrolling interests	22.9%	26.5%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$386	$453
Less: Pretax income attributable to noncontrolling interests	(18)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$404	$453
Income tax provision from continuing operations	$92	$109
Effective tax rate	23.7%	24.1%
Effective tax rate excluding noncontrolling interests	22.7%	24.1%

Ameriprise Financial, Inc.
Reconciliation Table: Advice & Wealth Management Segment Results

	Quarter Ended March 31, 2012			Quarter Ended December 31, 2011%
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	Better/ (Worse)
Advice & Wealth Management
Net revenues	$950	$(4)	$954	$901	$(4)	$905	5%
Expenses	860	—	860	822	—	822	(5)
Pretax income	$90	$(4)	$94	$79	$(4)	$83	13

(1)  Includes net realized losses.

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	March 31, 2012	March 31, 2011
Total net revenues	$711	$737
Less: Realized gains	—	—
Operating total net revenues	711	737
Less: Distribution pass through revenues	207	207
Less: Subadvisory and other pass through revenues	96	98
Adjusted operating revenues	$408	$432

Pretax income	$108	$107
Less: Realized gains	—	—
Add: Integration/restructuring charges	23	29
Pretax operating earnings	131	136
Less: Operating net investment income	5	1
Add: Amortization of intangibles	10	10
Adjusted operating earnings	$136	$145

Adjusted net pretax operating margin	33.3%	33.6%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended
(in millions, unaudited)	March 31, 2012	March 31, 2011
Net income from continuing operations attributable to Ameriprise Financial, as reported	$1,109	$1,108
Less: Adjustments (1)	(156)	(81)
Operating earnings	$1,265	$1,189
Total Ameriprise Financial, Inc. shareholders’ equity	$9,114	$9,286
Less: Assets and liabilities held for sale	11	77
Less: Accumulated other comprehensive income, net of tax	741	684
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	8,362	8,525
Less: Equity impacts attributable to the consolidated investment entities	454	562
Operating equity	$7,908	$7,963
Return on equity from continuing operations, excluding AOCI	13.3%	13.0%
Operating return on equity excluding CIEs and AOCI (2)	16.0%	14.9%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; the market impact on variable annuity guaranteed living benefits net of hedges and related DSIC and DAC amortization; and integration/restructuring charges.

(2)   Operating return on equity excluding consolidated investment entities and accumulated other comprehensive income is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding accumulated other comprehensive income; the impact of consolidating investment entities; and the assets and liabilities held for sale using a five-point average of quarter-end equity in the denominator.